Exhibit 99.2

CMGI, INC.

SUMMARY OF 2006 RESTRICTED STOCK GRANT BONUS PLAN

On October 6, 2005, the following were approved by the Human Resources and Compensation Committee of the Board of Directors of CMGI, Inc.:

•	The establishment of a bonus plan payable in restricted shares of CMGI common stock for the benefit of certain executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended) (which shall not include Joseph C. Lawler, CMGI’s President and Chief Executive Officer) of CMGI (the “Eligible Persons”).

•	Subject to the satisfaction of certain performance targets relating to fiscal year 2006, the Eligible Persons are expected to receive restricted shares of CMGI common stock, ranging from 50,000 to 180,000 shares.

•	The issuance of the restricted shares of CMGI common stock is expected to be made on the third business day following the day CMGI publicly releases its financial results for the fiscal year ending July 31, 2006.